NEUBERGER BERMAN EQUITY FUNDS
                                 INVESTOR CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A

      The Investor Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

SERIES
------

Neuberger Berman Century Fund
Neuberger Berman Focus Fund
Neuberger Berman Genesis Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Fund
Neuberger Berman Manhattan Fund
Neuberger Berman Millennium  Fund
Neuberger Berman Partners Fund
Neuberger Berman Regency Fund
Neuberger Berman Socially Responsive Fund
Neuberger Berman Technology Fund











Dated:  December 16, 2000